Exhibit 99.1

NIMS Announces FDA Grants Approval to Expand Exer-Rest® Indications to Include Reduction of Morning Stiffness

Miami, FL June 9, 2009 – Non-Invasive Monitoring Systems, Inc. [NIMS] (NIMU.OB) announced that the FDA has cleared NIMS to market the Exer-Rest®, a Class I (exempt) medical device, with the expanded indication to reduce morning stiffness.  Exer-Rest® is currently being marketed as an aid to temporarily increase local circulation, to provide temporary relief of minor aches and pains, as well as to support local muscle relaxation.

Exer-Rest® produces Whole Body Periodic Acceleration (WBPA) through repetitive movements of the body in a head to foot direction at approximately 140 times per minute as the individual lies horizontally and comfortably on the device during a 30 to 45 minute session.  WBPA treatments are usually administered daily five to seven days a week for symptomatic relief.  WBPA technology is protected by five US patents.

The approved expanded indication is based upon submission to the FDA of a controlled, four week clinical trial conducted at the Center for Clinical Epidemiology and Biostatistics at the University of Pennsylvania Medical School.  In the trial involving 57 patients with chronic pain associated with fibromyalgia, treatments using Exer-Rest® WBPA technology significantly reduced the intensity of morning stiffness.

Dr. Marvin A. Sackner, NIMS’ Founder and CEO noted that “these patients were questioned about the intensity of morning stiffness because of its high prevalence in fibromyalgia.”  Morning stiffness is defined as slowness or difficulty moving the joints when getting out of bed or after staying in one position too long, which involves both sides of the body and improves with movement.

Dr. Sackner added that “morning stiffness is also a prominent, disabling clinical feature of rheumatoid arthritis and substantial reduction in its duration or intensity is a key element in the criteria for remission of disease activity.  Morning stiffness is also prevalent in osteoarthritis, polymyalgia rheumatica, ankylosing spondylitis, psoriatic arthritis, and Achilles tendonopathy. A home interview survey conducted by others in over 4,000 persons above age 55 years revealed the presence of morning stiffness in 5% of men and 10% of women reporting joint complaints of all causes. NIMS Exer-Rest® is now available to provide symptomatic relief for this condition.”

In a medical publication dealing with rheumatoid arthritis patients who were categorized with mild, moderate, or severe morning stiffness, 10% with mild, 16% with moderate, and 38% with the severe category opted for early retirement within three years, independent of age, presumably because of their inability to promptly report to work in the morning. In over 2,500 individuals with fibromyalgia, it has been reported that the most common symptom in terms of the greatest intensity was morning stiffness during the week prior to a survey.  Dr. Sackner commented that “these preceding investigations indicate that morning stiffness is a major cause of disability and that its reduction has major potential favorable clinical and economic consequences.”

Steven B. Mrha, NIMS’ Chief Operating Officer, states “this expanded indication supports our focus to market the Exer-Rest® for those incapable or unwilling to exercise.  The Exer-Rest® has been especially beneficial in treating individuals with symptoms commonly associated with chronic cardiovascular, neurological and inflammatory disorders.  The Exer-Rest® is an excellent alternative and/or complement to moderate aerobic exercise and can be used by all individuals to enhance their overall quality of life.”  Mr. Mrha added that “NIMS has opened demonstration centers in Miami, Florida and Toronto, Canada where healthcare professionals and private individuals can receive personal Exer-Rest® treatments.

NIMS, an ISO 13485 certified company, is also licensed to sell Exer-Rest® in Canada, the European Common Market and other major world markets. Exer-Rest® is regulated as a Class IIa medical device with CE certification.

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